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                                                                    Exhibit 99.1


Press Release

Circle.com Restructures San Francisco Office

Move Is In Anticipation of Continued Growth Within Havas Advertising Network

NEW YORK--(BUSINESS WIRE)--March 6, 2001--Circle.com (NASDAQ:CIRC - news), a leading digital creative communications company, today announced that it has restructured its San Francisco office, resulting in the elimination of 29 positions. The company has some 480 associates across nine offices worldwide.

The company's San Francisco restructuring is part of its effort to refocus on core competencies and to rationalize its organization for long-term growth within the Euro RSCG Worldwide network.

"We feel this restructuring in San Francisco further strengthens our network by allowing us to focus on what that office does best. Our San Francisco office has always been a network leader in e-marketing services and solutions," stated Charlie Tarzian, Circle's CEO. "This initiative is part of our strategic plan to fully align Circle around our major practice areas of electronic customer relationship management, creative communications and e-channel solutions, consulting and technology implementations."

Circle is a division of Havas Advertising (NASDAQ:HADV; Euronext Paris SA:
HAV.PA), with its own tracking stock. On February 5, Havas Advertising announced a definitive merger agreement under which all of the tracking stock of Circle.com will be exchanged for Havas Advertising ADSs. Tarzian also noted that he foresees significant opportunities for synergy and collaboration with its new network, Havas' Euro RSCG Worldwide.

Circle also recently reported financial results for its fourth quarter and full year ended December 31, 2000, showing substantial revenue increases for both the quarter and full year from the prior year periods. "Our action today keeps us on track to become a significant, profitable contributor to Euro RSCG Worldwide's overall network performance," Tarzian said. "The fundamentals of our business are strong and a string of new business wins in the first half of Q1 cause us to be very optimistic about our future."
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About Circle.com

Circle.com (NASDAQ:CIRC - news; www.circle.com) is a Web solutions provider for Global 3000 clients worldwide, specializing in Internet-based customer relationship management campaigns. Clients include: Verizon, Campbell Soup Company, Talbots.com, And1, Budweiser, Eagle Star Financial, Lexmark, PNC Financial, Schlumberger and Symantec.
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Contact:
  For Circle:
  Paul Baudisch
  617-585-3108